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                                                              EXHIBIT (a)(xviii)

                             SUNAMERICA SERIES TRUST

              Amendment to Establishment and Designation of Series

         The undersigned, being the duly elected President of SunAmerica Series Trust (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by
Section 6.1 and 6.10 of the Declaration of Trust, dated September 11, 1992, as amended from time to time, (hereinafter, as so amended, referred to as the "Declaration of Trust"), and by the affirmative vote of the entire Board of Trustees of the Trust, at a meeting held March 13, 2003, the following is hereby authorized:

         That the Federated Value Portfolio shall be renamed "Federated American Leaders Portfolio", the MFS Growth and Income Portfolio shall be renamed "MFS Massachusetts Investors Trust Portfolio", and the Putnam Growth Portfolio shall be renamed "Putnam Growth: Voyager Portfolio."

         The actions contained herein shall be effective upon execution by any officer of the Trust.

                                   SUNAMERICA SERIES TRUST

                                   By: /s/ ROBERT M. ZAKEM
                                       -------------------
                                   Name:  Robert M. Zakem
                                   Title: President

Dated: May 1, 2003